Exhibit 10.5

June 9, 2008

Andrew Rasdal

Re:	Offer of Employment with Obalon Therapeutics, Inc.

Dear Andrew:

On behalf of Obalon Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company. The effective date of your employment will be June 16, 2008 (the “Effective Date”). This offer will expire if not accepted by June 11, 2008.

The terms of this offer of employment are as follows:

1. Position and Title. You will serve as Chief Executive Officer of the Company. In that capacity, you will be primarily responsible for all respects of the Company’s business and operations. You will report directly to the Company’s Board of Directors (the “Board”). You will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company. You will serve as member of the Board so long as you are CEO of the Company.

2. At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. The employment relationship may be terminated by you or by the Company at any time, with or without good cause, and for any reason or for no reason. Your at-will status cannot be changed, except in a writing signed by you and the Chairman of the Board.

3. Base Compensation. The Company will pay you an annual salary of $300,000 (“Annual Compensation”), payable upon commencement of your employment, in accordance with the Company’s standard payroll policies (which will provide for bi-monthly wage payments), including compliance with applicable tax withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of payroll period.

4. Stock Option Grant. Within thirty days after the Effective Date, subject to approval by the Board of Directors, you will be granted an option (the “Option”) to purchase 845,000 shares of Common Stock of the Company (the “Shares”) pursuant to the Company’s 2008 Stock Plan. The Option will be an incentive stock option (ISO) to maximum extent permitted under applicable laws and regulations, and will be a non-statutory option (NSO) as to the balance of the Shares. The exercise price of the Option will be the fair market value of the Shares on the date the Board approves the grant, as determined by the Board. The Option shall be subject to the terms of the Company’s 2008 Stock Plan and the form of Stock Option Agreement issued pursuant thereto.

The Option will vest and become exercisable as to 25% of the underlying Shares on the first anniversary of the grant date, and on a ratable monthly basis over a period of 36 months thereafter, in each case based on continued employment with the Company. 100% of all unvested Shares subject to your Option, and 100% of all unvested Shares subject to any stock option grants made to you in the future, will vest in the event that the Company engages in a Change of Control Transaction. “Change of Control Transaction” means a sale or transfer of all or substantially all assets or the Company, or any merger, consolidation or similar transaction resulting in the stockholders of the Company as of immediately prior to such transaction controlling less than 50% of the voting securities of the surviving entity.

5. Severance. In the event the Company terminates your employment without Cause, you will be entitled to continued payment of your Annual Compensation for a period of six (6) months. If such termination without Cause occurs before the first vesting date of the Option as outlined above in this letter, you will also be entitled to the vesting of 25% of the shares subject to the Option. “Cause” is defined as (i) willful misconduct by you causing actual and material harm to the Company; (ii) a material act by you involving gross negligence in the performance of your duties to the Company, other than a deviation taken in good faith by you for the benefit of the Company; (iii) a material breach of your ECTIAA; (iv) a material breach by you of this letter agreement, which you fail to correct within fifteen (15) days after written notice from the Board; (v) your refusal to abide by the lawful directives of the Board of Directors which are consistent with your duties and which would not require you to violate any application legal requirements or ethical standards, which you fail to correct within fifteen (15) days after written notice from the Board; or (vi) illegal actively by you which materially and adversely affects the business or reputation of the Company or any felony committed by you, as evidenced by conviction thereof, provided that the Company may suspend you with pay while any allegation of such illegal or felonious act is investigated.

6. Benefits. During the term of your employment, you will be entitled to the Company’s standard benefits covering employees at your level, as such may be in effect from time to time. Until the Company begins providing its own health care program, the Company will reimburse the cost of your family’s health care insurance coverage up to $1,500.00 per month, less any applicable withholding, in addition to your monthly salary. At such time as the Company informs you that it has established a health care program, the foregoing reimbursement will be replaced by coverage under the Company’s health care program.

7. Personal Leave Time. You will be entitled four (4) weeks of personal leave time per calendar year; provided that you may accrue no more than eight (8) weeks of personal leave time. You will be credited with two (2) weeks of personal leave time upon commencement of employment.

8. Expenses. The Company will reimburse all reasonable costs and expenses you incur and that are required for performance of your duties and responsibilities, upon presentment of receipts for such costs and expenses; provided however that any such costs and expenses comply with the Company’s expense reimbursement policy as such may be adopted and amended from time to time.

9. Employment Policies. Shortly after commandment of your employment, you will be provided with an employee manual that sets forth the Company’s guidelines and policies for employees. Adherence to the Company’s employee manual is a condition of continued employment.

10. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

11. Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

12. Employment Confidential Information and Invention Assignment Agreement. As a condition of this offer of employment, you will be required prior to commencement of your employment to complete, sign and return the Company’s standard form of employment, confidential information, invention assignment and arbitration agreement (the “ECIIAA”).

13. Non-Contravention. You represent that to the best of your knowledge, your signing of this letter, your commencement of employment with the Company, and your performance of the obligations associated with your position, does not and will not violate any agreement you have with any employer and your signature confirms this representation.

14. Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as provided for in the ECIIAA. The foregoing arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information; provided however that any court proceeding relating to misuse or misappropriation of the Company’s trade secrets or proprietary information initiated by the Company shall be limited to causes of action relating to such trade secrets or proprietary information, and shall specifically not include other employment-related claims.

15. Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage m any other activities that conflict with your obligations to the Company.

16. Choice of Law. The terms of this offer letter shall be governed by California law.

17. General. This offer letter, the ECIIAA and the Stock Option Agreement (if approved by the Board of Directors) covering the Option grant described in paragraph 4, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the ECIIAA or the Stock Option Agreement(s), the terms and provisions of the ECIIAA or the Stock Option Agreement(s), as applicable, will control. In the event of a conflict between the terms and provisions of this offer letter and the Company’s standard policies and procedures which may be adopted from time to time, this offer letter will control.

We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIIAA.

Sincerely,

Obalon Therapeutics, Inc.

By:	/s/ Kim Puloma Kamdar
[Kim Kamdar]
Interim Chief Executive Officer

ACCEPTED AND AGREED TO this 9 day of June, 2008.

/s/ Andy Rasdal
Andy Rasdal